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                                                                    EXHIBIT 99.1

                       [MERCANTILE BANK CORPORATION LOGO]


FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:                     FOR MEDIA:
Gerald R. Johnson, Jr.  Charles Christmas           Linda Margolin
Chairman & CEO          Chief Financial Officer      Margolin & Associates, Inc.
616-406-3700            616-406-3750                216-765-0953
gjohnson@mercbank.com   cchristmas@mercbank.com     lmm@margolinIR.com

MERCANTILE BANK CORPORATION ANNOUNCES REDEMPTION OF TRUST PREFERRED SECURITIES

WYOMING, Mich., August 16 -- Mercantile Bank Corporation (Nasdaq: MBWM) announced that all of the 1.6 million 9.60% Cumulative Preferred Securities issued by its business trust subsidiary in 1999 for $10 per Preferred Security have been called for redemption on September 17, 2004 at a redemption price of $10 per Preferred Security. The Preferred Securities are listed on the Nasdaq Stock Market under the symbol "MBWMP". Mercantile intends to finance the $16 million redemption from a new financing with proceeds greater than the amount necessary to redeem the securities being called.

About Mercantile Bank Corporation

Mercantile Bank Corporation is the bank holding company for Mercantile Bank of West Michigan. The Bank's primary service area is the Kent and Ottawa County area of West Michigan, which includes the City of Grand Rapids, the second-largest city in the State of Michigan. The Bank provides a wide variety of commercial banking services primarily to businesses, individuals, and governmental units through its five full-service offices in greater Grand Rapids, and its Holland, Michigan, office located thirty miles southwest of Grand Rapids. Mercantile Bank Corporation's common stock is listed on the Nasdaq National Market under the symbol "MBWM."

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors;

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changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; changes in securities markets, and other factors, including risk factors, referred to from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.